Exhibit 99.1

                      [CFS BANCORP, INC. LETTERHEAD]


November 29, 2002
FOR IMMEDIATE RELEASE


CONTACT:  Thomas F. Prisby, Chairman & Chief Executive Officer
          2l9-836-5500

                     CITIZENS FINANCIAL SERVICES, FSB
                      ANNOUNCES BRANCH CONSOLIDATION


MUNSTER, IN - November 29, 2002 - Citizens Financial Services, FSB ("Bank"), a wholly-owned subsidiary of CFS Bancorp, Inc., announced that the Bank plans to close or relocate four of its branches in February and March of 2003. This consolidation results from the Bank's decision, after a review of its Business Plan, not to maintain the offices following the expiration of the leases. The branches, with deposits totaling approximately $63 million at September 30, 2002, or seven percent of the Bank's total deposits, are located in Walt's Food Stores in Homewood, Crete, South Holland and Tinley Park, all in Illinois. Relocation of one of the facilities is planned, while the three other offices will be consolidated into other existing branch offices of the Bank.

Citizens also announced that, due to an opportunity to extend the existing lease on more favorable terms, the branch located in the Walt's Food Store in Dyer, Indiana, will not be closed as previously reported.

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB. Citizens Financial Services provides community banking services and currently operates 24 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company's stock trades on the Nasdaq National Stock Market under the symbol "CITZ."

This press release contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. The words "anticipate," "believe," "estimate," "expect," "indicate" "intent," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain uncertainties and assumptions. The Company does not intend to update these forward-looking statements.



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